Exhibit 99.1

OPERATOR:

Welcome to this quarterly update conference call for Behringer Harvard REIT I, Inc.  Before we begin, please note that statements made during this call that are not historical may be deemed forward-looking statements.  Future events and actual results, financial or otherwise, may differ materially from events and results discussed in the forward-looking statements due to a variety of risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Please refer to Behringer Harvard REIT I, Inc.’s filings with the Securities and Exchange Commission, specifically the annual report on Form 10-K for the year ended December 31, 2008 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, for a detailed discussion of these risks and uncertainties.

It is also important to note that today’s call may include time sensitive information that may be accurate only as of the relevant date to which it relates.  Behringer Harvard REIT I, Inc. assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have a question, please click on the Questions & Answers link to the left of your screen on the web-visual, type in your question and then click submit, and your question will be forwarded to the presenters.  Please note however that you will not receive a written response in the answer box.  Due to the number of questions that are anticipated, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

For scheduling purposes, this call will be 45 minutes with the prepared remarks to take about 20 minutes followed by your questions.

I will now turn the call over to Mr. Bob Aisner, the Chief Executive Officer and President of Behringer Harvard REIT I, Inc.

BOB AISNER:

Thank you operator and thank you to everyone who has taken time to dial into this second quarter update conference call for Behringer Harvard REIT I, Inc.  With me today are Mike Ernst, the Company’s Chief Financial Officer, and Scott Fordham, the Company’s Chief Accounting Officer.  Both Mike and Scott will be making remarks later in this call.

As you know, with this call we are beginning a process by which we will review the operations of the Company after the close of every quarter and after the filing of our Quarterly Report on Form 10-Q or Annual Report on Form 10-K.  We hope that in this way we can keep you and through you, your clients, updated on market conditions and operations.

Our format for this call will be a general economic and market overview by myself and then Mike and Scott will discuss the Company’s second quarter results, followed by answers to your questions.  To begin, let me review for you the Company’s assets and diversification.  Slide 4 shows our current portfolio characteristics, and slide 5 shows the diversification of the assets geographically.  As you will note on slides 6 and 7, we have no single market that dominates our portfolio either by percentage of net operating income or square footage.

Our economy has been suffering through the longest recession since the great depression.  GDP growth began to retreat into negative territory in 2008, has been negative for six of the last eight quarters and has remained negative throughout 2009.  As we ended the second quarter, the unemployment rate was at 9.5%, and the country had lost 6.5 million jobs since the start of the recession.  To put this in perspective, we have lost more jobs in this recession than we did in the last two recessions combined.  To make matters worse, many believe we may lose a total of 8 million jobs and the unemployment rate will top out at or above 10%.  Jobs are the key to office occupancy, and the depth and length of this recession has taken a dramatic toll on office owners.

Office vacancy rates, for both CBD and suburban offices, have continued to climb.  The national vacancy rate as of the end of the second quarter, depending on the data source, indicates that CBD vacancies are in the 13% range and suburban vacancies, 18%.  Vacancy rates have climbed throughout 2009, and as job losses continue to mount, all indications are that these rates will continue to climb.

Given that the drivers for office space, GDP growth that fuels job growth, have vanished, it is no surprise that vacancy rates are climbing.   Businesses nationally are cutting back on space as they are impacted by the recession.  Average leasing activity nationally was down by 50% in 2009 versus the same periods in the years 2004 -2007 per a recent study by brokerage firm Cushman and Wakefield.  CoStar, another national data firm, estimates that second quarter leasing was -39% vs. second quarter 2008.   In addition, there has been negative absorption of 53 million square feet of space in 2009 plus the addition of millions of square feet of sublease space placed on the market by office renters who no longer need the space.

In such an environment, the tenant is in a better position than the landlord when it comes to renewal of leases or negotiating for new leases.  It is a renter’s market.  Rental rates have fallen anywhere from 5-10% nationally, and sublease space is frequently offered at 25-35% discounts below direct lease space.  To make matters worse, if a building has gone to foreclosure and is now being rented by either the lender or the buyer of the distressed asset, that owner can offer space at discounted rates given their lower basis in the property.  All of this adds up to less occupancy, less leasing or leasing at lower rates which hits the net operating income of any office company.

To put in this perspective, and Mike and Scott will discuss this in more detail, the Company’s occupancy has declined in the past year from 91% to 87%, and leases being signed are for less than previous leases.  Further, one percentage point of lost occupancy costs the Company $7 million in rental revenue; so, 4% costs us $28 million per year.  If this continues over a number of quarters or years, you can see the impact on our cash flow.

Secondly, as leasing activity shrinks, the impact of fewer renewals takes its toll on the Company.  New tenants demand more in tenant improvements which cost the Company more money than the renewal of existing tenants and puts pressure on cash.

Office occupancy is a lagging indicator in an economy.  Businesses reduce their space needs or give back space as the economy slows and are reluctant to expand until they are sure that the economy and their business is in recovery.  As we sit here today, we believe there are signs that the economy may be bottoming, or at least it is not getting worse as fast.  GDP growth was only negative 1% in the second quarter, and many pundits, including PNC Bank, predict positive GDP growth the rest of the year, although not enough to have full 2009 being positive. In addition, the pace of job losses has lessened although we are still losing jobs each month. The consumer, while still bearish, seems to be less bearish and the housing market in many cities appears to have bottomed with recent sales at higher prices, albeit well below the prices seen at the peak of the market.  There may be green shoots showing, but office demand will lag a recovery by 12-18 months.

Now, let me turn the call over to Mike Ernst, the Company’s CFO.

MIKE ERNST:

Thanks Bob.

Bob has outlined the challenges we face nationally in the office business.  Let me cover a couple of specific leasing trends that we are seeing:

First, it is very hard to find new tenants.  For the most part tenants do not want to incur the cost of moving if they do not have to, and they are staying where they are.

Second, many renewals are for less space because tenants have had layoffs and/or did not expand like they expected; so, we renew many tenants for lower square footage than is expiring.

Third, many tenants are coming to us early and offering to extend leases if we cut their rate or reduce their space now.  This is a tough balancing act for us, but generally if they have less than two years of lease term left and we can get a renewal for low tenant improvement costs we are inclined to work on these blend and extend structures.  We have been very careful about blend and extends if the remaining term is over two years but have been approached by tenants with as much as three to four years remaining on their leases.

Lastly, we are seeing increased pressure on tenant credit.  The most notable instance was Wolf Block which defaulted on a 144,000 square foot lease this quarter.  They were one of the largest and oldest law firms in Philadelphia, but very suddenly decided to dissolve.  As you can see on slides 8 and 9, we believe we have a diversified portfolio and mostly very solid quality tenants, but many businesses are struggling in this environment.

Now, let me turn it over to Scott Fordham to discuss second quarter leasing activity.

SCOTT FORDHAM:

Thanks Mike.

During the quarter, we had 1.2 million square feet of expiring leases.  We executed renewals, expansions and new leases totaling 685,000 square feet with an average net rent that was 8% lower than expiring rent.  Our portfolio occupancy declined from 89% at the end of the first quarter to 87% at the end of the second quarter.  The decline in occupancy was attributable to move-outs of several significant tenants that were expected during the period.  The largest of these tenants included Verizon - 115,000 square feet in Atlanta; Americredit - 175,000 square feet in Fort Worth; Keybank — 80,000 square feet in Cleveland; and Orbitz — 67,000 square feet in Chicago.

Let me provide some additional detail on the key aspects of our second quarter leasing activity.  We renewed 508,000 square feet at a cost of $11.34 per square foot with an average term of 4.3 years and executed leases for 54,000 square feet of expansion space at a cost of $37.88 per square foot with an average term of 7.2 years, and we entered into new leases totaling 123,000 square feet at a cost of $25.20 per square foot with an average term of 4.8 years.

Now, let me turn the call back over to Mike.

MIKE ERNST:

Although the present state of the office business is challenging, there are some positives that I would like to highlight with respect to the Company’s portfolio.

First, our lease maturity schedule is fairly light for the next year. We have only 162,000 square feet rolling in the third quarter and 795,000 square feet in the fourth quarter.  Of the fourth quarter rollover, about 60% of it is in five leases, of which we expect to renew three of those leases entirely and two of them partially; so, we believe our renewal rate should be good in the fourth quarter.

Second, we are seeing some good lease activity today in parts of the portfolio, particularly in Houston, and may get some significant leases signed there before year end.  We currently have about 1.5 million square feet in the letter of intent or lease negotiation stage across the portfolio.  While many of these will fall out, we believe that is pretty good activity considering our fairly low lease expirations for the rest of the year.

Third, as you can see on slide 13, we believe that our lease expiration schedule for the next five years is very reasonable since it averages under 10% of total square footage annually.  We think this is lower than you would normally see in a major office portfolio.

Lastly, we are seeing lower capital expenditures on lease renewals than we expected.  As Scott mentioned earlier, during the second quarter we spent only $11.34/sf on over 500,000 square feet of renewals.  Many tenants are trying to save money and are renewing leases as-is to get the best rate.  This saves us a lot of cash.

Looking forward to the rest of this year, Wolf Block will come out of the third quarter occupancy numbers, which drops occupancy by a little over one-half of a percent.  Other than that, with low rollover and the leasing activity mentioned earlier, we believe we have a pretty good chance of maintaining our occupancy through year end.

Looking at our markets, they are tough, but generally our largest markets are out-performing the national average, and we believe our portfolio is out-performing our markets.  The Chicago CBD, Philadelphia and Houston markets account for about 44% of our property net operating income.  Here is how we are doing in those markets:

First, Downtown Chicago is about 12% vacant at the end of the second quarter.  Our portfolio is 11% vacant.  It is rumored that United Airlines may be moving 400,000 square feet to Willis Tower (formerly known as Sears Tower) in the West Loop.  This building has been bidding rents down aggressively, and we think taking this space off the market should help our Chicago portfolio a great deal.

Second, Philadelphia is almost 18% vacant, while our portfolio, even factoring in the Wolf Block lease termination is about 9% vacant.

Third, Houston is about 14% vacant.  We are currently 15% vacant due to a very large tenant that left Travis Tower at the end of last year, but we believe we have substantial new leasing prospects at Travis Tower and in Houston generally and are hopeful our occupancy will improve in this market soon.

Overall, we are out performing the averages in most of our markets, and at almost 87% occupancy portfolio wide, we are performing well above the national average occupancy of 83.5%.

Turning to the credit markets, there are some signs of life, particularly for listed REITs.  REIT stocks have rallied over 85% off their March lows, and the yields on REIT bonds and preferred stocks have dropped dramatically.  In addition, the government’s TALF program seems to be gaining some momentum and is helping to create some broader availability of debt financing in the 50-60% loan to value range and at interest rates between 7-8%.  Having debt available should start to stabilize prices; however, cap rates have moved up substantially from where they were two years ago and current asset values have probably declined 25-40% from the peak depending on the market and character of the specific assets.

Looking at our balance sheet specifically, we closed a restructuring of our line of credit in early June.  This was a very important transaction for us.  The line of credit is our only debt that is fully guaranteed by the Company, and we were concerned that continued deterioration in the economy and its effects upon our portfolio NOI might imperil loan covenant compliance down the road.  As a result, we approached our banks earlier this year to modify the covenants in exchange for a reduction of the facility size and improved pricing and improved collateral for the lenders.  We were able to structure and close a win-win transaction for both sides in the middle of a very tough environment, and I am pleased that all of our banks approved the deal and stayed with us.

The other notable transaction in the second quarter was our tender offer for the convertible debentures assumed in our acquisition of the subsidiaries of IPC US REIT in 2007.  These debentures were secured by cash.  We had $60 million of cash posted as collateral for $50 million of bonds.  We were paying almost 6% on the bonds and earning very little on the cash.  On June 30, we paid about $37.5 million to purchase controlling stakes in both series of bonds, and subsequent to quarter end we called a meeting and voted to redeem all of the bonds.  To retire the bonds, we had to pay about a 3% premium to face value, but we are saving almost $3 million annually of net interest and got all of the excess cash collateral released so that we can now put it to more productive uses. There was a timing issue at quarter end because the restricted cash had not been released yet; however, subsequent to quarter end, it was released and our unrestricted cash is back up over $200 million today from $170 million at quarter end.

Now, I’d like to discuss one of the biggest challenges facing real estate companies today — debt maturities.  We believe that we are in better shape than most in this area.  If you will look at slide 15, you will see several things:

First, we have no debt maturities in 2009.

Second, our 2010 debt maturities are also very low and are all in the fourth quarter.

2011 will be our biggest challenge.  We have three large loans secured by assets in Chicago and our line of credit that mature that year.  We believe that the line of credit is conservatively structured and that we will be able to refinance it.  The Chicago loans could be more difficult to refinance because of their size and the very difficult mortgage market.  We plan on approaching the lenders on these properties shortly to try to negotiate loan extensions early and are very focused on solving these challenges.

Lastly, other than our line of credit, all of our loans are non-recourse, meaning that the lender can only look to the property for repayment and not to the Company or any of our other assets.  We think this gives us tremendous downside protection if markets do not improve.

Every office real estate company is struggling today in this tough market.  We are trying to make the best of a tough situation by:

•      Focusing our asset management team on leasing;

•      Watching our capital spending very closely;

•      Pursuing operating expense savings by rebidding contracts and especially by protesting real estate tax assessments to reduce property tax expense;

•      Looking at selling a few non-strategic assets to reduce debt and raise cash;

•      And finally, in recognition of these challenging times, the Company’s advisor waived $2.5 million of its asset management fees in the second quarter and again in the third quarter.

With that I will turn it back over to Scott to cover financial results for the quarter.

SCOTT FORDHAM:

Thanks Mike.

First, let me touch on FFO and modified FFO.  We define FFO in accordance with the NAREIT definition.  For several reasons, it has become commonplace in the REIT industry for companies to provide a measurement that supplements FFO.

First of all, prior to January 1st of this year, acquisition costs were capitalized and did not have an impact on FFO.  Due to a change in generally accepted accounting principles, beginning this year, acquisition costs are now expensed and therefore negatively impact FFO.  This limits the comparability between current year FFO and FFO of prior periods.

Second, in this environment which includes rising cap rates, occupancy declines, increased leasing concessions and pressure on rental rates, real estate in general has declined in value, which has increased the frequency and amount of impairment charges recognized by real estate owners.  Like acquisition costs, impairment charges also negatively impact FFO and blur the comparability between current and prior period performance.   As an owner of real estate, we have not been immune to impairment charges.

During the second quarter, we recognized $193.1 million of impairment charges representing 3.8% of our total assets at June 30, 2009.    FFO, which includes the impact of these impairment charges was a negative $170.1 million, or negative 58 cents per share, for second quarter 2009.  Our share of the impairment charges totaled $188.6 million, or a negative 65 cents per share.  FFO was also negatively impacted by 2 cents of one-time items relating to the restructure of our line of credit, the termination of an interest rate swap agreement and the premium paid to acquire approximately 70% of the outstanding IPC debentures.

Modified FFO, which excludes the impact of non-cash impairment charges, totaled $18.5 million, or 6.3 cents per share, for second quarter 2009.  Like FFO, modified FFO was impacted by the 2 cents of one-time items.  Excluding these one-timers, modified FFO was 8.4 cents, or 33.6 cents annualized.  While current quarter performance should not be taken as an indication of future performance, 33.6 cents annualized would provide 103% coverage of the 3.25% annualized distribution rate.

Modified FFO of 8.4 cents represents a 1.4 cent decline from first quarter 2009.  The decline was driven by lower rental income and lower tenant expense reimbursement income caused primarily by lower portfolio occupancy and an increase in bad debt expense caused by tenant credit issues; these declines were partially offset by lower operating expenses and real estate taxes at our properties and lower portfolio expenses resulting from the advisor’s waiver of $2.5 million of asset management fees.

Now, let me provide some detail on our same store results.  Now that we have sufficient history with our portfolio, we view same store operating results both year over year and quarter over quarter as an important measure of the operating performance of our properties because it allows us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions and dispositions during the periods under review.

Our year over year same store NOI was down $5.3 million, or 7.7%, when compared to second quarter 2008.  $4.4 million of the decline was attributable to an increase in bad debt expense caused by tenant credit issues.  Our same store NOI, excluding the impact of the bad debt expenses, some of which may ultimately prove to be collectible, decreased only $878,000, or 1.3%.  Occupancy for this same store portfolio decreased from 91% at the end of the second quarter 2008 to 87% at the end of the second quarter 2009.

Our quarter over quarter same store NOI was down $3.9 million, or 5.5%, when compared to first quarter 2009.  Our occupancy for this portfolio declined approximately 2% from the end of the first quarter to the end of the second quarter largely because of previously discussed tenant move-outs.  Excluding the impact of a $4 million increase in bad debt expense, some of which may ultimately prove to be collectible, our quarter over quarter results were slightly positive.  Our property operating expenses and real estate taxes were down $3.5 million from the first quarter.  While seasonal fluctuations in expenses played a role in the decrease from first quarter property operating expenses, we continue to be extremely focused on achieving operating expense savings and are seeing results from this effort.

Please note that the calculations of FFO, MFFO and same store NOI are contained in the Current Report on Form 8-K that was filed today.

Now let me provide a bit more color on our cash available to support operations, investing and financing activities.  Our unrestricted cash decreased from $274.7 million at the end of the first quarter to $170 million at the end of the second quarter.  The decline of approximately $105 million was largely due to debt repayment that we believe is prudent in this environment.  We repaid $50 million under our line of credit, which can be re-borrowed in the future, and we expended $37.5 million to purchase the outstanding IPC debentures.  We also funded $8.3 million on our development project in Houston, Texas.   In addition to our unrestricted cash, we had $198 million of restricted cash at June 30, 2009.  Our restricted cash included $60 million of cash posted as collateral for the debentures, $19 million for the payment of taxes and insurance and $118 million for leasing, capital improvements and repair and maintenance at our properties.  As Mike previously mentioned, subsequent to quarter end, the restricted cash relating to debentures was released.  Approximately $15 million was utilized to repurchase the remaining debentures held by third parties and approximately $45 million was transferred to unrestricted cash resulting in a current balance of just over $200 million.

That concludes my prepared remarks.  Let me turn the call back over to Bob Aisner

BOB AISNER:

Mike, Scott, thank you very much.

Taking all of this into account, the Company’s mantra is three fold:

First, conserve cash where ever possible to allow us to ride out this recession and the slow recovery we may be beginning to see in the distance.  Until the shape and strength of the recovery is clearer, cash conservation is paramount.

Second, blend and extend all leases that can be extended and spend as little as possible in this effort.

Lastly, blend and extend debt that is maturing in 2011.  This is a big challenge given the current freeze in the credit markets.  With lower NOI causing lower valuations of properties and lower loan to value being available from lenders, structuring the renewal of maturing debt will be a constant challenge to all real estate companies.  As an aside, publicly listed REITs have found great success raising additional capital, albeit dilutive to their share prices, to help them solve these problems.  In the last six months, publicly listed REITs have raised $16 billion in new equity as they dealt with these same issues.

Our challenge is not simple but straightforward — conserve cash and look for opportunities to build cash and preserve value.  Slide 21 outlines these opportunities.

Let me thank all you again for taking the time to call and listen to this review of the Company’s second quarter operating results.  We look forward to our next review call after the close of the third quarter.  This concludes our prepared remarks.  Let me turn it over to the moderator for a few instructions regarding the question and answer period and other housekeeping matters.

OPERATOR:

If you have a question, please click on the Questions & Answers link to the left of your screen on the web-visual, type in your question and then click submit, and your question will be forwarded to the presenters.  Please note however that you will not receive a written response.  Due to the number of questions that are anticipated and the limited time available, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

Further, if you would like a copy of the PowerPoint presentation from today’s call, the Company has filed it as an exhibit to its Current Report on Form 8-K with the Securities and Exchange Commission, which can be accessed on the website maintained for the Company at www.behringerharvard.com or from the SEC’s website at www.sec.gov.  Access to the filing is free of charge.

Lastly, a playback of today’s call will be available to the Company’s selling group members on the password-protected portion of the Company’s website.  The file will be titled “August 31, 2009 Conference Call Replay: Behringer Harvard REIT I, Inc. Quarterly Update” and will be the last link on the left sidebar once you are logged in.  Please note that in order to view the link, you must log in using your DST Vision ID.  The recording will be posted as soon as possible and will be available until Monday, September 14th.  For further information regarding the playback of this call, please contact a member of your wholesaling team at 866.655.3600.

Now, let me know turn it back over to Mr. Aisner for the Q&A session.